EXHIBIT 5.1

January 19, 2006


ADVANCED MEDIA TRAINING, INC.
17337 Ventura Boulevard, Suite 208
Encino, California 91316

        Re: Advanced Media Training, Inc. ("Registrant"),
            Registration on Form S-8

Gentlemen:

        My opinion has been requested in connection with the registration of Two Hundred Thousand (200,000) shares of common stock of the Company (the "Shares") which are issuable by the Registrant pursuant to the 2006 Employees-Consultants Stock Compensation Plan (the "Plan"). The Shares are being registered in the registration statement on Form S-8 to which this opinion is appended as an exhibit (the "Registration Statement").

        I have examined such corporate records and other documents and made such examination of law as we have deemed relevant. Based on and subject to the above, it is my opinion that the Shares, when issued pursuant to terms of the Plan, will be duly authorized, legally issued, fully paid and non-assessable.

        I am a member of the Bar of the State of California and do not express any opinion herein concerning any law other than the law of the State of California, the General Corporation Law of the State of Delaware and the federal law of the United States.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Interests of Named Experts and Counsel" in the Registration Statement.


Very truly yours,


/s/ L. STEPHEN ALBRIGHT
-----------------------
L. STEPHEN ALBRIGHT